Exhibit 99.1

Summit Wireless Technologies Provides First Quarter Update

San Jose, CA – May 15, 2019 -- Summit Wireless Technologies, Inc. (NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems and founding member of the WiSA Association, provided an update for the first quarter ended March 31, 2019.

“Our goal of establishing the WiSA standard as the brand trusted by consumers for wireless immersive sound for smart devices is accelerating as evidenced by our recent highlights and product rollouts,” said Summit Wireless President and CEO Brett Moyer. “As WiSA Ready™* TVs, WiSA Certified™ speakers and AV receivers and WiSA USB Transmitters reach the retail shelves in the third quarter, we are excited to bring wireless immersive sound to consumers around the world. With our customer’s WiSA enabled products expected in 1,000 retail storefronts by year-end, we believe we are well positioned for growth.”

Recent Highlights

●	First Quarter 2019

o	Revenue was $465,000, representing an increase of 65% over the first quarter of 2018 and in line with guidance.

●	WiSA Association Membership

o	60+ brands, including many international, top-tier consumer electronics brands.

●	Product Rollout

o	LG began shipping industry-leading OLED and Nano televisions as WiSA Ready and commenced its global marketing launch of the WiSA Ready feature.

▪	US marketing launch:

●	Actively training distributors and retailers.

▪	European marketing launch:

●	Kicked off at the HIGH END 2019 trade show in Munich on May 8th.

o	System Audio’s Legend Silverback launched WiSA certified speakers that present a unique family of active speakers that can be used wirelessly with a WiSA hub or WiSA USB Transmitter or connected to a preamplifier. The SA Legend 40 Silverback was recently showcased at the HIGH END 2019 trade show in Munich, the floor standing speaker earned the “Best of HiFi Award” from Germany’s HiFi Eins Null Magazine.

o	Klipsch® Reference Wireless speakers, set to be available in June 2019, earned WiSA certification. This line of Klipsch loudspeakers was awarded “Best of CES” from Digital Trends, AVS Forum, and Hi-Def Digest at CES 2019.

o	Harman rolled out its Citation line of certified speakers in March across North America.

●	Strategic Partnerships

o	THX Ltd. partnered with WiSA to develop and release modules that are approved by THX™ and certifications for Summit Wireless customers and partners. With this partnership, THX joins the WiSA member network with certified products slated for launch later this year.

Summit Wireless Investor Update Conference Call

Summit Wireless will host a conference call at 9:00 a.m. Pacific Time today, May 15, 2019, to provide a business update. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 323-994-2082 or 866-575-6539 and referencing code 7875472 approximately 10 minutes prior to the start time. A live webcast of the call will be on the investor relations section of the company’s website at ir.summitwireless.com and available for approximately one year. An audio archive can be accessed for one week by dialing 412-317-6671 or 844-512-2921 and entering conference ID 7875472.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless, formerly named Summit Semiconductor, Inc., is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

* WiSA Ready TVs, gaming PCs and console systems are "ready" to transmit audio to WiSA Certified speakers when a WiSA USB Transmitter is plugged in and a user interface is activated through an APP or product design like LG TVs.

© 2019 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting Summit Wireless’ business including, our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting our customer’s end markets; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; developments in the economy and financial markets and other risks detailed from time to time in Summit Wireless’ filings with the Securities and Exchange Commission.

Contact Information

Mary Magnani or Kirsten Chapman

Investor Relations

Summit Wireless Technologies

415.433.3777

summit@lhai.com